Exhibit 99.1

HUDSON TECHNOLOGIES FILES EXTENSION FOR

QUARTERLY REPORT FORM 10-Q FILING

Provides Preliminary Fiscal Third Quarter 2018 Revenue Data

PEARL RIVER, NY – November 12, 2018 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced that it has filed a Form 12b-25 (the “Filing”) with the Securities and Exchange Commission indicating that it will not be in a position to file its Quarterly Report on Form 10-Q for the third fiscal quarter ended September 30, 2018 within the 5-day extension period provided in Rule 12b-25(b) under the Securities Exchange Act of 1934.

As previously reported, discussions are continuing with Hudson’s term loan lenders with respect to an amendment of the Term Loan’s existing total leverage ratio financial covenant and certain other terms. As a result of potential balance sheet impact of foregoing discussions, the Company has not been in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

The Company is working diligently to resolve these matters and management believes that the Company will be in a position to file both of the aforementioned Form 10-Qs by November 21, 2018.

Revenue Information

For the quarter ended September 30, 2018, the Company’s revenues were $40.5 million, an increase of 64% compared to $24.7 million in the comparable 2017 period. Revenues for the 2018 period included revenues from Aspen Refrigerants, Inc. (“ARI”) which was acquired in October 2017. For the nine months ended September 30, 2018, the Company’s revenues were $140.8 million, an increase of 22% compared to $115.8 million in the comparable 2017 period. Revenues for the 2018 period included revenues from ARI.

On a pro forma basis including ARI, revenues for the quarter ended September 30, 2017 were $56.9 million. Revenues for the quarter ended September 30, 2018 declined by $16.4 million from pro forma revenue for the prior year period. This decline was attributable to a decrease in the selling price per pound of certain refrigerants sold, which accounted for a decrease in revenues of $14.0 million; a decrease in the number pounds of certain refrigerants sold, which accounted for a decrease in revenues of $3.8 million; offset by an increase in Other Revenues of $1.4 million, mainly relating to the Company’s DLA contract.

Additional details regarding the foregoing matters can be found in the Filing and will be contained in a Form 8-K to be filed with the Securities and Exchange Commission on November 13, 2018.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate ASPEN Refrigerants, Inc., (formerly Airgas-Refrigerants, Inc.) and any other assets it acquires from third parties into its operations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com